EXHIBIT 99.1

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com

Media Contacts
Kathy Sweeney / Joleen Schultz
Mentus
(858) 455-5500, x230/x215
kwitz@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS NAMES CONNIE MATSUI
TO BOARD OF DIRECTORS
SAN DIEGO, July 31, 2006 — Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today announced that Connie Matsui has been named to its Board of Directors. Ms. Matsui is Executive Vice President, Corporate Strategy and Communications of Biogen Idec (NASDAQ: BIIB).
“We are thrilled to welcome Connie Matsui to our Board,” said Jonathan Lim, MD, Halozyme’s President and CEO. “Connie brings 30 years of general management, marketing, business building, change management, and other invaluable experience to Halozyme. She has spent the last 14 years helping grow IDEC Pharmaceuticals from a $30 million company when she first joined, into the industry powerhouse it is today. Connie’s career has taken her through a variety of prominent positions culminating in managing the corporate and communications strategy for Biogen Idec. She is very knowledgeable about the challenges and opportunities facing high growth biotechnology companies, and her strategic and operational experience will be invaluable to Halozyme, especially as we seek to take the company to the next level.”
Ms. Matsui has served as Biogen Idec’s Executive Vice President, Corporate Strategy and Communications since the merger between IDEC Pharmaceuticals and Biogen in November 2003. Ms. Matsui was previously Senior Vice President, Planning and Resource Development. She joined IDEC Pharmaceuticals in November 1992 as Senior Director, Planning and Resource Development with primary responsibility for strategic planning and human resources. In December 1994, Ms. Matsui was promoted to Vice President, Planning and Resource Development. In 2000, Ms. Matsui was promoted to Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. From 1977 to 1991, she served in a variety of marketing and general management positions at Wells Fargo Bank, including Vice President and Manager responsible for Consumer Retirement Programs and Vice President and Manager in charge of company-wide Employee Relations and Communications. Ms. Matsui has been active on a number of not-for-profit boards and served as National President of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui received her B.A. and M.B.A. from Stanford University.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived extracts that carry potential risks of animal pathogen transmission and immunogenicity. The company has received FDA approval for two products: Cumulase®, the first and only recombinant human hyaluronidase for cumulus removal in the IVF process; and Hylenex for use as an adjuvant to increase the absorption and dispersion of other injected drugs. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic drug.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the progress towards commercializing its first products) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-Q and other filings with the Securities and Exchange Commission.
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